Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Randolph Bancorp, Inc. of our report dated March 12, 2020 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Randolph Bancorp, Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

New York, New York
April 28, 2020